EX-99.B11

                        [PRICE WATERHOUSE LLP LETTERHEAD]



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 46 under the Securities Act of 1933 to the registration statement on Form N-1A (the "Registration Statement") of our report dated May 17, 1996, relating to the financial statements and financial highlights appearing in the March 31, 1996 Annual Reports to Shareholders of Nations Fund Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Other Service Providers" in the Prospectuses and under the heading "Independent Accountant and Reports" in the Statement of Additional Information.


/s/ Price Waterhouse LLP
PRICE WATERHOUSE LLP
Boston, Massachusetts
February 28, 1997